Exhibit 99.1

LKQ Corporation Announces 2004 Fourth Quarter Net Income Results Up 68%

Chicago, IL--February 24, 2005--LKQ Corporation (NASDAQ: LKQX) today reported results for its fourth quarter and year ended December 31, 2004, with revenue of $113.8 million for the quarter and $424.8 million for the year. This represents growth over 2003 of 35% for the quarter and 30% for the full year. Net income was $5.0 million for the quarter and $20.6 million for the year, representing growth over 2003 of 68% and 41%, respectively.

“Our Company achieved an impressive revenue growth of 35% for the quarter and 30% for the year. Our organic revenue growth was 8% for the quarter and 11% for the year. While our net income for the full year increased by 41%, our EPS showed a 15% increase as we had a 23% increase in the number of shares outstanding. We made several excellent business acquisitions in 2004 as we continued our geographic and product line expansions,” said Joe Holsten, President and Chief Executive Officer.

2004 Reported Results

For the fourth quarter of 2004, revenue increased 35% to $113.8 million compared with $84.2 million for the fourth quarter of 2003. Approximately $23.0 million in revenue growth for the quarter was from businesses we acquired. For the quarter, net income increased 68% to $5.0 million compared with $3.0 million for the fourth quarter of 2003. Diluted earnings per share was $0.22 for the quarter compared with $0.14 for the fourth quarter of 2003.

During the fourth quarter of 2004, the Company recorded the effect of certain infrequent items. The net effect of these items increased income before provision for income taxes by $228,000 and increased net income by $290,000 or $0.01 in diluted earnings per share. These items were related to non-taxable proceeds from a life insurance policy partially offset by the cost of accelerating the vesting of certain stock options.

For the year ended 2004, revenue increased 30% to $424.8 million compared with $328.0 million in 2003. Approximately $60.6 million in revenue growth for the year was from business acquisitions. For the year ended December 31, 2004, net income increased 41% to $20.6 million compared with $14.6 million in 2003. Diluted earnings per share was $0.92 for the year ended December 31, 2004 compared with $0.80 in 2003.

The weighted average diluted shares outstanding for the quarter was 22.5 million compared to 21.5 million for the fourth quarter of 2003 and for the year was 22.4 million compared to 18.3 million for full year 2003. The number of outstanding shares of common stock in 2004 changed from 2003 due to several factors. In the first half of 2003, we repurchased 3.6 million shares from certain of our stockholders. In the fourth quarter of 2003, we issued 5.0 million shares in our initial public offering. We also issued approximately 187,000 shares in 2004 related to our business acquisitions. Other changes in weighted average diluted shares outstanding  related primarily to the effect of the exercise of stock options and warrants.

Our consolidated aftermarket collision replacement parts revenue in 2004 was $43.0 million.

First Quarter 2005 Acquisition

On February 1, 2005, we acquired for approximately $15.4 million, net of acquired cash, Bodymaster Auto Parts, Inc. and a related company that operate in the aftermarket collision automotive replacement parts business. This business operates from two locations near Philadelphia and Washington, D.C. The revenue of this business in 2004 was approximately $19.5 million.

Company 2005 Outlook

Our 2005 guidance below is consistent with our January 10, 2005 financial guidance announcement, and the $0.03 to $0.04 increase in diluted earnings per share effect of our recent Bodymaster aftermarket business acquisition on February 1, 2005.

We expect that full year 2005 revenue will be within a range of $523.0 million to $529.0 million and that organic revenue growth will be in the low double digits, with the balance of the growth being the full year impact of 2004 business acquisitions and our 2005 aftermarket business acquisition. We expect net income to be within a range of $24.6 million to $25.7 million and diluted earnings per share to be between $1.07 and $1.12.

For the first quarter of 2005 we expect revenue to be between $129.0 million and $131.0 million, net income to be between $6.6 million and $7.0 million, and diluted earnings per share to be between $0.29 and $0.31.

Our 2005 guidance does not include the impact from SFAS No. 123R, Accounting for Stock-Based Compensation, which becomes effective July 1, 2005. We estimate this recent accounting statement will have a negative effect on net income of the Company in the second half of 2005 by approximately $0.5 million or $0.02 per share based on anticipated plans for our stock options. Our 2005 guidance also does not include the effect of any future business acquisitions.

We estimate the weighted average diluted shares outstanding for the full year 2005 to be approximately 23.0 million and for the first quarter to be approximately 22.9 million. These share numbers are estimates and as such will be affected by factors such as any future stock issuances, the number of our options and warrants exercised in subsequent periods, and changes in our stock price.

Quarterly Conference Call

We will host an audio webcast to discuss our fourth quarter results on Thursday, February 24, 2005 at 10:30 a.m. Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on the website approximately two hours after the live presentation and will remain on the site until March 24, 2005.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled OEM automotive replacement parts and related services, with 46 sales and processing facilities, 7 self-service retail automotive parts facilities and 12 redistribution centers that reach most major markets in the United States. In addition, we have 3 recycled OEM facilities in Central America. We also are one of the largest suppliers of aftermarket collision automotive replacement parts, operating in approximately 30 locations serving 19 states and the District of Columbia, primarily east of the Mississippi River.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include:

•	the availability and cost of inventory;
•	pricing of new OEM replacement parts;
•	variations in vehicle accident rates;
•	changes in state or federal laws or regulations affecting our business;
•	fluctuations in fuel prices;
•	severity of weather and seasonality of weather patterns;
•	the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;
•	declines in asset values;
•	uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products;
•	increasing competition in the automotive parts industry;
•	our ability to increase or maintain revenue and profitability at our facilities;

•	uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;
•	our ability to operate within the limitations imposed by financing arrangements;
•	our ability to obtain financing on acceptable terms to finance our growth;
•	our ability to integrate and successfully operate recently acquired companies and any companies acquired in the future and the risks associated with these companies;
•	our ability to develop and implement the operational and financial systems needed to manage our growing operations; and
•	other risks that are described in our Form 10-K filed March 24, 2004 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

Financial Tables To Follow

CONTACT: LKQ Corporation
Mark T. Spears, Senior Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
( In thousands, except per share data )

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenue	$113,760	$84,228	$424,756	$327,974

Cost of goods sold	61,264	45,331	227,140	174,238

Gross margin	52,496	38,897	197,616	153,736

Facility and warehouse expenses	13,231	9,525	47,815	38,679

Distribution expenses	12,975	9,588	47,927	35,263

Selling, general and administrative expenses	16,515	13,274	60,095	48,289

Depreciation and amortization	1,855	1,376	6,872	5,446

Operating income	7,920	5,134	34,907	26,059

Other (income) expense:
Interest expense	422	228	1,551	2,074
Interest income	(18)	(37)	(46)	(51)
Other (income) expense, net	(426)	(6)	(455)	(117)

Total other expense	(22)	185	1,050	1,906

Income before provision for income taxes	7,942	4,949	33,857	24,153

Provision for income taxes	2,909	1,951	13,284	9,577

Net income	$5,033	$2,998	$20,573	$14,576

Net income per share:

Basic	$0.25	$0.16	$1.03	$0.90

Diluted	$0.22	$0.14	$0.92	$0.80

Weighted average common shares outstanding:

Basic	20,308	19,064	20,052	16,268

Diluted	22,523	21,538	22,414	18,258

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Statements of Cash Flows
( In thousands )

	Year Ended December 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,573	$14,576
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	6,872	5,446
Write-off of debt issuance costs	346	-
Deferred income taxes	2,614	2,328
Other adjustments	180	(71)
Changes in operating assets and liabilities, net of
effects from purchase transactions:
Receivables	(2,143)	(3,893)
Inventory	(5,175)	545
Other operating assets and liabilities	2,634	2,018

Net cash provided by operating activities	25,901	20,949

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(25,566)	(8,936)
Expenditures for intangible assets	(6)	-
Purchase of investment securities	(650)	-
Cash used in acquisitions	(61,601)	(3,286)

Net cash used in investing activities	(87,823)	(12,222)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock and warrant exercises	4,942	59,974
Debt issuance costs	(249)	(131)
Net borrowings (repayments) of long-term debt	42,759	(30,170)
Repurchase of common stock	-	(22,902)

Net cash provided by financing activities	47,452	6,771

Net increase (decrease) in cash and equivalents	(14,470)	15,498

Cash and equivalents, beginning of period	16,082	584

Cash and equivalents, end of period	$1,612	$16,082

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Balance Sheets
( In thousands, except share data )

	December 31,
	2004	2003
Assets
Current Assets:
Cash and equivalents	$1,612	$16,082
Receivables, net	28,305	22,542
Inventory	74,150	54,003
Prepaid expenses and other current assets	3,392	3,078

Total Current Assets	107,459	95,705

Property and Equipment, net	70,730	43,893
Intangibles, net	100,364	50,846
Deferred Income Taxes	5,318	8,556
Other Assets	5,118	4,154

Total Assets	$288,989	$203,154

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$8,424	$6,831
Accrued expenses and other current liabilities	21,536	13,137
Current portion of long-term obligations	317	1,553

Total Current Liabilities	30,277	21,521

Long-Term Obligations, Excluding Current Portion	49,945	2,444
Other Noncurrent Liabilities	4,079	4,561

Redeemable Common Stock, $0.01 par value, 50,000
shares issued	617	617

Commitments and Contingencies

Stockholders' Equity:
Common stock, $0.01 par value, 500,000,000 shares
authorized, 20,565,413 and 19,476,831 shares issued at
December 31, 2004 and 2003, respectively.	206	195
Additional paid-in capital	201,484	191,602
Warrants	261	508
Retained earnings (Accumulated deficit)	1,140	(19,433)
Accumulated other comprehensive income	980	1,139

Total Stockholders' Equity	204,071	174,011

Total Liabilities and Stockholders' Equity	$288,989	$203,154

The following table reconciles EBITDA to net income:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(In thousands)

Net income	$5,033	$2,998	$20,573	$14,576
Depreciation and amortization	1,855	1,376	6,872	5,446
Interest, net	404	191	1,505	2,023
Provision for income taxes	2,909	1,951	13,284	9,577

Earnings before interest, taxes, depreciation
and amortization (EBITDA)	$10,201	$6,516	$42,234	$31,622

EBITDA as a percentage of revenue	9.0%	7.7%	9.9%	9.6%